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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

        We consent to the incorporation by reference in Registration Statements Nos. 33-70050, 33-80985, 333-32237 and 333-57754 of Aldila, Inc. on Form S-8 and Registration Statements Nos. 33-81792 and 333-177883 on Form S-3 of our report dated March 9, 2007 (except for Note 16 to the Company's consolidated financial statements included elsewhere herein and the fifth paragraph of such report, as to which the date is March 28, 2008), appearing in this Annual Report on Form 10-K of Aldila, Inc. for the year ended December 31, 2007.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, California
March 28, 2008

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  Exhibit 23.1